Exhibit 23.1
MOORE & ASSOCIATES, CHARTERED
   ACCOUNTANTS AND ADVISORS
                     PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-l, of Rider Exploration, Inc., of our report dated January 28, 2009 on our audit of the financial statements of Rider Exploration, Inc. as of October 31, 2008 and October 31, 2007, and the related statements of operations, stockholders' equity and cash flows from October 31, 2008 and from inception on May 17, 2007 through October 31, 2007 and since inception on May 17, 2007 through October 31, 2008, and the reference to us under the caption "Experts."

Moore & Associates Chartered
Las Vegas, Nevada
February 4, 2009

6490 West Desert Inn Rd Las Vegas. NV 89146 (702)253- 7499 Fax (702)253- 7501